Exhibit 99.8

The Management Board and the Supervisory Board

Chicago Bridge & Iron Company N.V.

One CB&I Plaza

2103 Research Forest Drive

The Woodlands, TX 77380

The Management Board and the Supervisory Board:

We hereby consent to the inclusion of our opinion letter, dated December 17, 2017, to the Management Board and the Supervisory Board of Chicago Bridge & Iron N.V. (“CB&I”), as Annex D to, and reference to such opinion letter under the headings “Summary — Opinion of Financial Advisor to CB&I,” “The Combination — Background of the Combination,” “The Combination — CB&I’s Reasons for the Combination; Recommendation of the CB&I Boards,” and “The Combination — Opinion of CB&I’s Financial Advisor,” in, the joint proxy statement/prospectus relating to the proposed transaction involving CB&I, Comet I B.V, a direct wholly owned subsidiary of CB&I (“CB&I Newco”), and McDermott International, Inc. (“McDermott”), which joint proxy statement/prospectus forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of McDermott and CB&I Newco (the “Registration Statement”). In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ CENTERVIEW PARTNERS LLC
CENTERVIEW PARTNERS LLC

March 2, 2018